DESIGNATION OF RIGHTS AND PREFERENCES
            OF REPUBLIC LEASING INCORPORATED SERIES 4 PREFERRED STOCK

Pursuant to a duly adopted resolution of the Board of Directors of Republic Leasing Incorporated (the "Corporation") and in accordance with the authority granted in the corporation's Articles of Incorporation, the Board of Directors has, and hereby does, designate 1,190 shares the corporation's authorized preferred stock as Series 4A Preferred Stock, and 60 shares of the Corporation's authorized preferred stock as Series 4B Preferred Stock (collectively Series 4A and Series 4B shall be known as "Series 4 Preferred Stock") with the following rights and preferences.

  1. DIVIDENDS. The holders of each share of Series 4 Preferred Stock shall be entitled to receive a cumulative, quarterly cash dividend of $23.125 per share, out of funds legally available for that purpose, such dividend to be payable within thiry days of the last day of March, June, September and December of each year (the "Dividend Payment Dates"). No dividends shall be paid on or set aside for shares of common stock at such time Preferred is outstanding.

  2. VOTING RIGHTS OF PREFERRED STOCK. The holders of shares of Series 4 Preferred Stock shall not be entitled to vote on any matter submitted to a vote of the stockholders except:

      (a) as may from time to time be mandatorily required by the laws of the State of Delaware;

      (b) on any proposed amendment to the Certificate of Incorporation of the corporation which alters any of the designations, relative rights, preferences or limitations of the shares of Series 4 Preferred Stock, or which creates or increases the authorized shares of any class of stock having rights or preferences ranking senior to the Series 4 Preferred Stock, or which increases the number of authorized shares of Series 4 Preferred Stock, approval of any such amendment to require the affirmative vote of the holders of at least seventy (70) percent of the then outstanding shares of Series 4 Preferred Stock, voting separately as a class;

      (c) on any proposed amendment to the By-Laws of the corporation which materially alters any of the rights of the holders of Series 4 Preferred Stock, as a class, and not the rights of the holders of all classes of stock of the corporation proportionately, approval of any such amendment to require the affirmative vote of the holders of not less than seventy (70) percent of the then outstanding shares of Series 4 Preferred Stock, voting separately as a class;

      (d) on any proposed merger or consolidation of the Corporation, or any proposed sale of all or substantially all of its assets, approval of any such proposed action to require the affirmative vote of not less than seventy percent (70%) of the then outstanding shares of Series 4 Preferred Stock voting separately as a class;

      (e) at or prior to the next annual meeting of shareholders of the Corporation held after August 1, 1995, the Corporation shall submit to a vote of its shareholders an amendment to the Corporation's Certificate of Incorporation which amendment provides that the holders of any of the outstanding Preferred Stock for which dividends have not been paid as set for the herein or for which a required redemption has not been made ("Defaulted Preferred Holders") shall be entitled to elect all of the Corporation's Board of Directors (by majority vote of such holders) from and after each date as of which either (a) the Corporation has failed to pay in full the two most recent quarterly dividends when due or
(b) failed so to pay two out of the four most recent quarterly dividends when due, to such date, if any, as of which all such arrearages and any arrearages in redemption of any of the Preferred Stock shall have been fully paid (from and after which, commencing with the next annual meeting of shareholders of the Corporation, the shareholders of the Corporation shall again be entitled to elect all of the members of the Board of Directors unless and until the Corporation shall again default in the payment of quarterly dividends as specified herein). In furtherance of the foregoing sentence, such amendment shall provide the Defaulted Preferred Holders with the right, subject to the applicable law, to call a special meeting of the defaulted Preferred Holders and, if applicable, other stockholders of the Corporation, for the purposes of conducting such election. The Corporation shall recommend that its stockholders adopt such amendment and shall use its best efforts to secure the adoption thereof in accordance with applicable law; and

      (f) so long as not less than 25% of Series 4 Preferred Stock remains issued and outstanding, the holders of outstanding Series 4 Preferred Stock, voting as a class, shall be entitled to elect one (1) member of the Board of Directors, by majority vote of the holders of such Series 4 Preferred Stock.

  3.  RIGHTS ON LIQUIDATION, DISSOLUTION OR WINDING UP.

      (a) PAYMENT. In the event of any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, the holders of shares of Series 4 Preferred Stock then outstanding shall be entitled to be paid before any sums shall be paid or any assets distributed to the holders of common stock, out of the assets of this corporation available for distribution to holders of this corporation's stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to $1,000 per share, plus an amount equal to the cumulative or accrued but unpaid dividends, if any, to the date of payment. If, upon any liquidation, dissolution or winding up of this corporation, the assets of this corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, such holders shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. In the event of any liquidation, dissolution or winding up of this corporation and after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of common stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock, to share in all remaining assets of this corporation available for distribution to its stockholders.

      (b) TREATMENT OF CONSOLIDATIONS, MERGERS AND SALES OF ASSETS. A consolidation or merger of this corporation into or with another corporation (as a result of which the holders of more than 50% of the shares of common stock receive cash, stock or other property in exchange for their shares of such stock) or a sale of all or substantially all of the assets of this corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of this corporation within the meaning of this Section 3.

      (c) DISTRIBUTION OTHER THAN CASH. Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

  4.  REDEMPTION.

      (a) REDEMPTION EVENTS. Shares of Series 4 Preferred Stock shall be redeemable by this corporation as follows:

           (i) One-fourth of the outstanding shares of Series 4 Preferred Stock shall be redeemed by this corporation on the last day of each June and December in 1999 and 2000.

           (ii) Prior to any redemption date set forth above, this corporation, at its option at any time or from time to time, upon at least ten (10) days advance notice pursuant to Article (c) below, may redeem, in whole or in part, outstanding shares of Series 4 Preferred Stock. Each date fixed for redemption pursuant to this Section 4 is hereinafter referred to as a "Preferred Redemption Date." If less than all of the shares of Series 4 Preferred Stock are being redeemed at any time, such redemption shall be ratably among all holders of Series 4 Preferred Stock in proportion to the number of shares of Series 4 Preferred Stock held by all holders thereof. No optional redemption under this subsection (ii) shall relieve the corporation of its mandatory redemption obligations under subsection (i) unless and until all of the Series 4 Preferred Stock has been redeemed.

      (b) REDEMPTION PRICE. The total sum payable per share of Series 4 Preferred Stock being redeemed shall be $1,000 plus cumulative or accrued but unpaid dividends, if any, payable with respect to such share. The total sum payable with respect to any such share to be redeemed is hereinafter referred to as the "Preferred Redemption Price." The Preferred Redemption Price is payable on the Preferred Redemption Date established pursuant to Section 4(a), and the payment is hereinafter referred to as a "Preferred Redemption Payment." On and after the Preferred Redemption Date (unless default shall be made by this corporation in the payment of the Preferred Redemption Price as hereinafter provided), all rights in respect of the shares of Series 4 Preferred Stock to be redeemed, except the right to receive the Preferred Redemption Price as hereinafter provided, shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by this corporation.

      (c)  NOTICE OF REDEMPTION.  Notice of the redemption pursuant to this
Section 4 shall be sent by first-class mail, postage prepaid, to the holders of record of the shares of Series 4 Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of this corporation. Such notice shall set forth the number of shares of Series 4 Preferred Stock to be redeemed, the Preferred Redemption Date, and the Preferred Redemption Price, and the date and place at which the holder may obtain the Preferred Redemption Payment upon the surrender of such holder's certificate.

      (d)  SURRENDER OF CERTIFICATES.  On or after the Preferred Redemption
Date stated in a notice delivered pursuant to Section 4(c), each holder of shares of Series 4 Preferred Stock to be redeemed shall surrender his or her certificate or certificates evidencing such shares to this corporation at the place designated in such notice and shall, upon surrender of such certificate or certificates, receive the Preferred Redemption Payment therefor. In case less than all the shares of preferred stock represented by any such surrendered certificate or certificates are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares.

  5.  CONVERSION

      (a) CONVERSION TO COMMON STOCK. Series 4B Preferred Stock shall be designated as convertible. Series 4B Preferred Stock is are convertible, at the option of the holder thereof, into a number of fully paid and nonassessable shares of Common Stock of the Corporation equal to 10% of the outstanding Common Stock, on a fully-diluted basis, and including all shares subject to stock incentive plans for service providers, following such conversion. The convertible shares may be converted at any time.

      (b) PROCESS OF CONVERSION. In order to exercise conversion rights, the holder thereof shall surrender (in person or by mail) such holder's certificate(s) of convertible stock to this Corporation at its home office together with a written notice that the holder elects to convert such stock, or a specified portion thereof. Such notice shall also state the name(s) and address and taxpayer identification numbers in which the certificate(s) for Common Stock shall be issued.

      (c) ISSUANCE OF CERTIFICATES. Promptly after the receipt of the written notice and surrender of such stock certificate(s) as aforesaid, the Corporation shall issue and deliver to such holder, registered in such name or names as such holder may direct in writing, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such stock (or specified portion thereof), bearing any required restrictive legend. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date by which both of the following have occurred: (i) such written statement shall have been received by the Corporation; and (ii) such certificate(s) shall have been surrendered as aforesaid. At such time the rights of the holder of such stock (or specified portion thereof) shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall then be issuable upon such exercise shall be deemed to have become the holder or holders of record of the shares of Common stock represented thereby.

      (d) AUTOMATIC CONVERSION. In the event of an underwritten public offering of shares of Common Stock of this Corporation at a public offering price per share of $1.50 or more (prior to underwriter commissions and expenses) in an offering of more than $8,400,000, the Series 4B Preferred Stock shall (if not previously converted) be automatically converted into a number of shares of Common Stock as calculated pursuant to Section 5(c); provided, however, that in determining the number of shares of Common Stock outstanding on a fully diluted basis, the number of newly issued shares offered in such public offering shall be excluded.